FOR IMMEDIATE RELEASE

Spartan Motors Announces Business Realignment: Exiting Road
Rescue Ambulance Operation, Reducing Operating Costs

CHARLOTTE, Mich., June 22, 2010 – Spartan Motors, Inc. (NASDAQ: SPAR) today announced its intent to exit its Road Rescue ambulance operation as part of the Company’s continuing review of all aspects of its business. The exit will allow Spartan to focus its resources on the highest growth and profit opportunities. The exit from the underperforming Road Rescue operation is expected to be completed by the end of 2010. In addition, Spartan announced a number of actions designed to reduce expenses and better align its cost structure with current levels and mix of demand.

The exit from Spartan’s Road Rescue ambulance operation in Marion, South Carolina is part of a long-term strategic review initiated at the beginning of the year of all parts of the Company’s business. These actions are designed to focus Spartan’s resources on those operations with the greatest potential for sustainable growth and profitability. Spartan expects to complete the exit by the end of the year following the fulfillment of existing customer orders. The Company is in discussions with potential purchasers to facilitate a sale of the operations or facilities as part of the exit plan. Road Rescue generated approximately $20 million in revenues in 2009 and it employs 132 full-time associates.

“We are strategically focused on providing compelling products that generate sustainable growth and profitable market share, highlighted by good momentum at Spartan Chassis and Crimson Fire, as well as our recently announced new commercial van product at Utilimaster and our collaborative efforts with Isuzu,” said John Sztykiel, President and CEO of Spartan Motors. “Over the last 12 months, Spartan has evolved, as has the Emergency Response market, and the Road Rescue operation is not large enough to justify the resource commitment when we have greater potential elsewhere. Road Rescue partnered with another ambulance company, where there is additional scale and product breadth, would be a real asset.”

Spartan also announced a number of actions to realign its cost structure. These included a temporary reduction in Board of Directors’ retainer fees, salary reductions for members of the executive leadership team and other senior leaders, some select workforce reductions, and other actions as part of its continuing efforts to reduce fixed costs to better match its current level of business.

“Although these decisions are never easy, as they impact the lives of our associates and the communities we serve, we believe these actions will result in improved effectiveness in our operations. It also allows us to better focus our efforts in Spartan’s five core markets – emergency response, outdoor recreation/RV, defense, delivery and service, and specialty – while maximizing demand for Spartan chassis, aftermarket parts and assemblies and the Isuzu strategic alliance. We have tremendous strategic opportunity, and it is imperative we reduce our operational cost base to improve our position going forward.”

With the realignment actions and exit from Road Rescue, Spartan expects to incur pre-tax one-time charges of approximately $6 - $7 million, the majority of which will be recognized in the Company’s second and third quarter results. Management expects these actions to reduce the Company’s permanent cost structure by $5 - $6 million on an annualized pre-tax basis.

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Joe Nowicki, Chief Financial Officer, added: “The actions we announced today represent our continuing efforts to right-size our operations based on the current business environment. Our exit from Road Rescue is a result of our ongoing evaluation of all areas of Spartan’s business and is an important next step in executing on our previously announced strategic financial plan. It will allow us to concentrate our resources and product development in our highest growth, most profitable opportunities, and we believe it was necessary to ensure our long-term success.”

About Spartan Motors

Spartan Motors, Inc. (www.spartanmotors.com) designs, engineers and manufactures specialty chassis, specialty vehicles and truck bodies and aftermarket parts for the Outdoor Recreation/RV, emergency-response, defense, government services, delivery and service markets. The Company’s brand names – Spartan™, Crimson Fire™, Crimson Fire Aerials™, Road Rescue™ and Utilimaster® – are known for quality, value, service and being the first to market with innovative products. The Company employs approximately 1,500 at facilities in Michigan, Pennsylvania, South Carolina, South Dakota, Indiana and Texas. Spartan reported sales of $430 million in 2009 and is focused on becoming a global leader in the manufacture of specialty vehicles and chassis.

This release contains forward-looking statements, including, without limitation, statements concerning our business, future plans and objectives and the performance of our products. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “will,” “sustain,” and “continue.” These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. For example, we may encounter unforeseen difficulties, challenges, and costs in entering new markets or in pursuing strategic acquisitions or divestitures. In addition, technical and other complications may arise that could prevent the timely implementation of our plans or that may impact the expected outcome of those plans. As a result, actual results and future events could differ materially from those anticipated in such statements. The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the Company's Annual Report on Form 10-K filing and other filings with the United States Securities and Exchange Commission (available at http://www.sec.gov). Government contracts and subcontracts typically involve long payment and purchase cycles, competitive bidding, qualification requirements, delays or changes in funding, extensive specification development and changes, price negotiations and milestone requirements. An announced award of a governmental contract is not equivalent to a finalized executed contract and does not assure that orders will be issued and filled. Government agencies also often retain some portion of fees payable upon completion of a project and collection of contract fees may be delayed for long periods, which can negatively impact both prime contractors and subcontractors. The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: John Sztykiel, CEO, or Joseph Nowicki, CFO Spartan Motors, Inc. (517) 543-6400	Jeff Lambert or Jeff Tryka, CFA Lambert, Edwards & Associates (616) 233-0500 jtryka@lambert-edwards.com

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